Exhibit 1.01
GlobalFoundries Inc.
Conflict Minerals Report
For the Year Ended December 31, 2025

This report ("Conflict Minerals Report") for the year ended December 31, 2025, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the U.S. Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank"). The Rule imposes certain reporting obligations on SEC registrants who manufacture, or contract to manufacture, products for which certain specified minerals are necessary to the functionality or production of the products, regardless of the geographic origin of the minerals and whether or not they fund armed conflict. These minerals consist of columbite-tantalite ("coltan"), cassiterite and wolframite (and their derivatives tantalum, tin, and tungsten) and gold (collectively, “3TGs”). As used in this Conflict Minerals Report, the term “GF”, "we", "our" or "the Company" refers to GlobalFoundries Inc. and its consolidated subsidiaries.
GF’s Conflict Minerals Policy, which is available online at https://gf.com/wp-content/uploads/2025/01/Conflict-Minerals-Policy-1-2.pdf, establishes GF’s due diligence expectations for the sourcing of minerals and metals, including 3TGs. We commit to the responsible sourcing of tin, tantalum, tungsten, and gold (“3TGs”) from Conflict Affected and High-Risk Areas (“CAHRAs”), including the Democratic Republic of the Congo (“DRC”) or DRC-adjoining countries (“Covered Countries” under the Rule), rather than restricting or avoiding sourcing from such regions. We recognize that restricting 3TG mineral sourcing from these regions could cause significant social and economic harm. Based on our Reasonable Country of Origin (RCOI) inquiry described herein, GF concluded that it has reason to believe that some of the 3TGs that were necessary to the functionality or production of devices we manufactured or contracted to manufacture during the 2025 ("Covered Products” ) may have originated in the Covered Countries and were not 100% derived from recycled or scrap sources. In accordance with the Rule, GF therefore performed further due diligence on the source and chain of custody of the 3TGs in its Covered Products, which was designed to conform, in all material respects, with the OECD Guidance.
Overview
GF is one of the world’s leading manufacturers of semiconductors, enabling Artificial Intelligence (“AI”) at scale from the cloud to the physical world. Through deep partnerships with customers, GF delivers differentiated, power‑efficient and high‑performance solutions for automotive, aerospace and defense, data center, smart mobile devices, internet of things and other high‑growth markets.
Our specialized manufacturing processes, extensive library of qualified circuit-building block designs, known as Intellectual Property ("IP") titles or IP blocks, and advanced transistor and device technology allow us to serve a wide range of customers, including global leaders in integrated circuit ("IC") design. We deliver optimized solutions for critical applications that drive key secular growth end markets, ensuring that our products meet stringent requirements for functionality, performance, and power requirements are met.
We have four world-class manufacturing sites on three continents, providing the scale, technology differentiation and geographic diversification that we believe are critically important to our customers’ success. We currently operate four manufacturing sites in the following locations: Dresden, Germany; Singapore; Malta, New York; and Burlington, Vermont. The total clean room space is approximately 239,000 square meters spread across our four manufacturing sites. We have continued to invest in our capacity footprint and at the end of 2025 our total installed capacity was approximately 2.8 million wafers per annum.
Technology Solutions
We focus on essential devices spanning digital, analog, mixed-signal, radio frequency (“RF”), ultra-low power and embedded memory solutions enabling the connected, secure and intelligent systems that power the digital world. To meet diverse customer requirements, we invest in a broad portfolio, including ultra-low power and feature-rich CMOS, RF, power, silicon photonics, advanced packaging and IP. Our core technologies such as FinFET, FD-SOI (“FDX™”), RF-SOI, SiGe, RF GaN, BCD and high-voltage BCD, power GaN and silicon photonics deliver the performance, efficiency and integration needed to support next-generation applications in connectivity, power management and high-speed data processing.
Our wide range of differentiated solutions serve applications across the following end markets, as illustrated below:

Exhibit 1.01

	Smart Mobile Device	Home and Industrial	Communications, Infrastructure and Datacenter	Automotive
FEATURE RICH CMOS
FR-CMOS	✓	✓	✓	✓
ULTRA-LOW POWER CMOS
FinFet	✓	✓	✓	✓
FDXTM	✓	✓	✓	✓
SILICON PHOTONICS
SiPh			✓	✓
RF
RF-SOI	✓	✓	✓	✓
SiGe	✓	✓	✓	✓
RF GaN	✓		✓
POWER
BCD	✓	✓	✓	✓
Power GaN	✓	✓	✓	✓
MIPS		✓	✓	✓
End Markets
We serve four primary end markets: (i) Automotive; (ii) Smart Mobile Devices; (iii) Home & Industrial IoT; and (iv) Communications Infrastructure & Data Center. Our Automotive and Home & Industrial IoT end markets require long lifetimes and high reliability; our Communications Infrastructure & Data Center end market demands bandwidth and performance; and our Smart Mobile Devices end market prioritizes cost, power, and integration. Across all markets, customers increasingly value supply assurance and geographic diversity, which align with our global manufacturing footprint and multi-site qualification capabilities.
Automotive
Automotive applications increasingly rely on semiconductors for electrification, safety, connectivity and user experience. We manufacture devices used in advanced driver assistance systems (“ADAS”) – including radar front‑ends and signal‑processing components—power management for electric and hybrid vehicles, in‑vehicle networking, body and chassis control, infotainment and telematics.
Smart Mobile Devices
We provide differentiated semiconductors for smartphones, tablets and wearables, enabling cellular connectivity (sub‑6 GHz and millimeter wave), Wi‑Fi/Bluetooth, RF front‑end modules, sensors and sensor hubs, power management ICs, charging and audio components. These applications are highly cost‑ and power‑sensitive and operate on compressed design and qualification cycles.
Home & Industrial IoT
We serve the Home and Industrial IoT market, which includes connected home devices, industrial automation and control, building and energy management solutions, and edge AI sensing and compute applications. These applications demand long lifecycles, extended temperature ranges, robust security and ultra‑low‑power operation. This end-market also includes aerospace and defense systems requiring radiation-hardening, secure manufacturing and mission critical reliability.
Communications Infrastructure & Data Center
This market includes wireless and wireline infrastructure (5G, 6G), optical networks, satellite communications, and data center interconnect. Key devices—such as RF front-end components, transceivers, timing ICs, and optical modulators—require high linearity, low noise, power efficiency, and thermal stability. Data center deployments also demand high bandwidth, low latency, and energy efficiency.

3TG Use in Products
In the complex, multi-step silicon wafer manufacturing process, tantalum, tungsten and in some cases, gold are added to achieve the desired functionalities of ICs. The commodities GF purchases that contain tantalum, tungsten, or gold include high-purity targets used in physical vapor deposition (PVD) and process gases and chemicals, all of which are used to deposit ultra-thin metal films onto the wafer surface. Tin and gold are used in post-wafer fab process steps, such as in interconnect materials in wafer bump or wafer packaging, and in components used for semiconductor module assembly.

Exhibit 1.01
GF determined that 3TGs were necessary to the functionality or production of Covered Products during the year ended December 31, 2025. Therefore, as required by Rule, GF conducted a RCOI in good faith to determine whether any of the necessary 3TGs in the Covered Products originated from the Covered Countries or were from recycled or scrap sources.
As noted above, GF concluded that it has reason to believe that some of the necessary 3TGs contained in the Covered Products may have originated in the Covered Countries and were not 100% derived from recycled or scrap sources. As required by the Rule, GF therefore performed further due diligence on the source and chain of custody of the necessary 3TGs in its Covered Products, which was designed to conform, in all material respects, with the internationally recognized due diligence framework of the Organization for Economic Co-Operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from CAHRAs and the related supplements for gold, tin, tantalum, and tungsten (the “OECD Guidance”), the results of which are described in this Conflict Minerals Report.
GF is committed to complying with the requirements of the Rule and upholding responsible sourcing practices. As such, GF has put into place a robust due diligence program that seeks to ensure its contributions to upholding human rights and responsible sourcing practices across the supply chain.
3TG Program & Policies
GF maintains policies that require all materials used in the manufacturing of its products to be sourced responsibly—this applies specifically to materials potentially sourced from CAHRAs, including the Covered Countries. GF’s Conflict Minerals Policy, which is available online at https://gf.com/wp-content/uploads/2025/01/Conflict-Minerals-Policy-1-2.pdf, establishes GF’s due diligence expectations for the sourcing of minerals and metals, including 3TGs. GF is committed to designing its due diligence processes for 3TG in conformity in all material respects with the OECD Guidance. Annex II of the OECD Guidance highlights risks associated with the extraction, transport and trade of 3TG from CAHRAs, such as torture, cruel, inhuman and degrading treatment, forced or compulsory labor, child labor, other gross human rights violations and abuse, war crimes or other serious violations of international humanitarian law, crimes against humanity or genocide, providing direct or indirect support to non-state armed groups public and private security forces, bribery, money laundering, and fraudulent misrepresentation of the origin of minerals. GF’s Conflict Minerals Policy prohibits the use of 3TGs if their sourcing contributes to financing armed conflict and human rights abuses in the conflict regions in the Covered Countries and/or other CAHRAs. GF actively requires its suppliers to source from Responsible Minerals Assurance process ("RMAP") conformant smelters and refiners (together, “SORs”) in the applicable regions in order to contribute to the Covered Countries’ and/or other CAHRAs’ economic development in local communities. In addition, GF’s Global Human Rights Policy, which is available online at https://gf.com/wp-content/uploads/2023/06/Global-Human-Rights-Policy_EN_Oct-2023_final.pdf, also requires that all suppliers conform to the Responsible Business Alliance’s (the “RBA”) Code of Conduct requirements, which in turn requires suppliers to adopt a policy relating to responsible sourcing of 3TGs. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Conflict Minerals Report, and you should not consider information on our website to be part of this Conflict Minerals Report.
GF maintains a Stewardship Committee, which is responsible for setting strategic direction, conducting management reviews and providing guidance and approval regarding Environmental, Social and Governance related topics, including Supplier Responsibility. The Stewardship Committee membership includes senior executives representing the legal, finance, manufacturing, human resources, communications, technology, strategy, business operations and global supply chain organizations. GF’s responsible minerals sourcing program and its progress are reviewed periodically by the Stewardship Committee.
GF is a member of the Responsible Minerals Initiative (“RMI”) and applies RMI’s due diligence tools, such as the Responsible Minerals Assurance Process (“RMAP”) and Risk Readiness Assessment (“RRA”) for conflict-affected and high-risk areas. GF’s goal is to source 3TGs only from SORs listed as conformant (“RMAP conformant") by the RMI’s RMAP. The RMAP is augmented by the London Bullion Market Association (“LBMA”), the Responsible Jewellery Council Chain of Custody Standard (“RJC CoC”), and the Tungsten Industry – Conflict Minerals Council (“Ti-CMC”) all of which use independent third-party audits to identify SORs that have systems in place to assure focus minerals are sourced responsibly. RMAP, LBMA, RJC CoC, and Ti-CMC are recognized by industry as third-party validation schemes.
GF manages its supply chain and specifies detailed requirements to its suppliers relating to the responsible sourcing of any metals and minerals, including 3TGs, that become part of GF’s products. GF partners with its 3TG suppliers in, at minimum, annual reviews of their due diligence practices and to identify all SORs in GF's extended supply chain and seeks to ensure that all SORs in its supply chain maintain RMAP conformance. When GF onboards a new supplier, it communicates the requirement that any 3TGs supplied to GF must be sourced from RMAP conformant SORs via GF's Supplier Code of Conduct which is available at https://gf.com/wp-content/uploads/2024/08/GF-Supplier-Code-of-Conduct-1.6.pdf. GF also routinely provides due diligence information to support its customers’ reporting needs via the latest RMI CMRT.
In addition, as part of GF’s risk management process for responsible sourcing, if information provided by a supplier or its sourcing practices do not meet GF’s expectations, or if an SOR used in the supplier’s supply chain becomes non-conformant with the RMAP protocols (“RMAP non-conformant”), the supplier must either correct the gap immediately or develop and submit a corrective action plan. If an RMAP non-conformant SOR is unwilling to pursue corrective actions per the RMAP process, then GF takes steps to implement alternate sourcing of materials that is not dependent on that RMAP non-conformant SOR.

Exhibit 1.01
In 2025, three tin and one tungsten Smelter or Refiner (SOR) were deemed non-conformant with RMI's RMAP standards. GlobalFoundries collaborated with affected suppliers featuring these SORs in their CMRTs to formulate and implement corrective action plans aimed at removing all but one smelter from their supply chain. As of December 31, 2025, GF’s supply chain for the Covered Products included 31 tungsten, 24 tantalum, 88 gold and 45 tin identified SORs, of which 99.5% were RMAP conformant. Only one tin smelter, CID002158—listed in Appendix A as a non-conformant SOR—remained in the supply chain for one GF supplier.
GF has been affiliated with the RBA since 2016 and the RMI since 2015, with its subject matter experts actively participating in various RMI and RBA working groups. GF is confident that its ongoing involvement, along with the expertise contributed by its specialists, has played a significant role in advancing standards, best practices, and tools that support all companies committed to eliminating the association between 3TGs and conflict in the Covered Countries.
Description of Products
We specialize in differentiated technologies engineered for high-performance, power efficiency, and scalability. These technologies support a wide array of critical customer applications, including advanced connectivity, power management, and high-speed data processing. Our portfolio includes six differentiated product lines: power, ultra-low power Complementary Metal-Oxide Semiconductor (“CMOS”), silicon photonics, radio frequency (“RF”), and feature-rich CMOS, and in 2025, we’ve expanded our customizable Intellectual Property (“IP”) offerings and RISC-V expertise, with the acquisition of MIPS Holding, Inc.
The Company completed the acquisitions of Silicon Manufacturing Partners Pte Ltd. (“SMP”) on January 2, 2025, MIPS Holding, Inc. (“MIPS”) on August 13, 2025, Advanced Micro Foundry Pte. Ltd (“AMF”) on November 14, 2025 and InfiniLink Inc. (“InfiniLink”) on November 14, 2025. With the exception of AMF none of the acquired businesses listed above manufacture/contract to manufacture products containing 3TG and therefore are not in scope for the Dodd-Frank reporting.
With regards to AMF, as permitted by Instruction 3 to Item 1.01 of Form SD, this report does not cover products manufactured or contracted to be manufactured by AMF in 2025.
Reasonable Country of Origin Inquiry
GF does not directly purchase ore or unrefined 3TG, nor does it have direct relationships with any SORs. Therefore, GF relies on its direct suppliers to provide information on the origin of any 3TG contained in the materials and products they supply to GF, including the source of any 3TG that they obtain from lower tier suppliers and SORs.
As required by the Rule, GF conducted an RCOI in good faith to determine whether any of the necessary 3TGs in the Covered Products may have originated in the Covered Countries and were not 100% derived from recycled or scrap sources. GF reviewed the Covered Products to identify suppliers of the necessary 3TG in such products (the “In-Scope Suppliers”) and requested that each In-Scope Supplier complete a CMRT developed by the RMI. GF periodically reviewed the list of In-Scope Suppliers, and obtained CMRTs from new suppliers or existing suppliers of new 3TGs, as needed.
GF reviewed and validated these CMRTs based on various criteria, and used a third-party service provider to extract and validate certain country of origin (“COO”) data. This data is based on supply-chain derived information provided by the provider’s extensive supplier network. Data validation consists of screening flawed entries to make sure only legitimate country names are accepted.
GF also relied upon the RMI RCOI file to validate COO data from the CMRTs received from the In-Scope Suppliers. This RMI RCOI file provides country of origin information for SORs that have undergone an independent third-party RMAP audit and gold refiners that have successfully completed a cross-recognized assessment through the LBMA or RJC CoC. This RMI RCOI file also provides country of origin information for Tungsten SORs from TI-CMC. RCOI data is released by the RMI on a bimonthly basis to its members. This data provides GF with most detailed information currently available about the source of 3TG in its supply chains.
As of December 31, 2025, there were 20 In-Scope 3TG Suppliers and all 20 suppliers provided a completed CMRT.
As noted above, based on its RCOI, GF concluded that it has reason to believe that some of the 3TG contained in the Covered Products may have originated in the Covered Countries and were not 100% derived from recycled or scrap sources. In accordance with the Rule, GF therefore performed further due diligence on the source and chain of custody of the 3TGs in its Covered Products, which was designed to conform, in all material respects, with the OECD Guidance. GF also continues to evaluate market expectations for data collection and reporting to continuously improve its due diligence.
Due Diligence
A.Establish Strong Company Management Systems
Company Policies
As discussed above, GF’s Conflict Minerals Policy, which is available online at https://gf.com/wp-content/uploads/2025/01/Conflict-Minerals-Policy-1-2.pdf, establishes GF’s due diligence expectations for the sourcing of minerals and metals, including 3TGs. GF’s Conflict Minerals Policy prohibits the use of 3TGs if their sourcing contributes to financing armed conflict and human right abuses in the conflict regions in the Covered Countries and/or other CAHRAs. In addition, GF’s Global Human Rights Policy, which is available online at https://gf.com/wp-content/uploads/2023/06/Global-Human-Rights-Policy_EN_Oct-2023_final.pdf, also

Exhibit 1.01
requires that all suppliers conform to the RBA’s Code of Conduct requirements, which in turn requires suppliers to adopt a policy relating to responsible sourcing of 3TG.
Internal Compliance Team and Management Oversight
GF’s responsible sourcing program is overseen by its Product Stewardship Manager and is reviewed by GF’s Stewardship Committee, whose membership includes senior executives representing the legal, finance, manufacturing, human resources, communications, technology, strategy, business operations and global supply chain organizations. The GF Stewardship Committee sets strategic direction, conducts management reviews and provides guidance and approval regarding sustainability topics. In addition, management regularly conducts additional reviews to assess the effectiveness of its responsible sourcing management system. Weekly communications meetings with the Sr. Director of Corporate EHS and Sustainability facilitate continuous evaluation, and quarterly reviews with the Stewardship Committee provide opportunities to monitor progress and make necessary improvements. Management is dedicated to enhancing the responsible sourcing management system and working to ensure ethical and sustainable practices across operations and the supply chain. Management is committed to providing resources, conducting regular reviews and fostering a culture of training and learning to uphold its responsible sourcing commitments. The Corporate EHS and Sustainability staff also report periodically on the responsible sourcing program to the Audit, Risk and Compliance Committee of GF’s Board of Directors.
Third-Party Provider
As described above, GF also uses a third-party service provider to assist with collecting and evaluating supply chain information regarding 3TG, identifying potential risks and in developing and implementing additional due diligence steps GF will undertake with suppliers and/or respective stakeholders in regard to conflict minerals.
Supplier Engagement
GF has a well-established process in place to identify immediate suppliers and has established a clear criteria and systematic approach for approving suppliers, including responsible sourcing requirements and expectations. GlobalFoundries Responsible Minerals policies and requirements are communicated and available to our suppliers at the GlobalFoundries supplier webpage: https://gf.com/about-us/corporate-responsibility/supply-chain/. Suppliers are expected to undertake mineral supply chain due diligence and risk management in line with the standards defined in Annex II of the OECD Guidance, and GF seeks to ensure responsible sourcing through legally binding agreements, demonstrating its commitment to ethical and sustainable practices throughout the supply chain.
To support Tier 1 suppliers in improving their due diligence performance and risk management capacities, GF does regular check-in communications to assist suppliers, helping them comply with GF's supply chain policy and enhancing their understanding of responsible sourcing practices.
Grievance Mechanism
GF maintains a third-party Ethics First Helpline which is confidential and anonymous. The Ethics First Helpline is available globally via links on both GF’s intranet, external website, and is described in all issued purchase orders. The Helpline is accessible 24 hours a day, 365 days a year and online access is available in English, German and Mandarin. Call center translation services are available in over 200 languages enabling employees and any other person, including GF’s supply chain workers, another avenue to raise questions and/or report concerns. GF promptly reviews all reports and is committed to protecting anyone who makes a good-faith report from retaliation or discrimination. Investigations of complaints are overseen by the Ethics & Compliance Office and supported confidentially by other internal organizations, such as Internal Audit and other teams, as appropriate
Maintenance of Records
GF retains supplier CMRTs for a minimum of 5 years in conformance with GF’s records retention policy.
B.Identifying and Assessing Risk in the Supply Chain
As described above, GF reviews its products to identify whether 3TGs were necessary to the functionality or production of any products that GF manufactures or sub-contracts to its suppliers to be manufactured. Per the Management of Supply Chain Information Procedure GF then identifies and surveys In-Scope Suppliers once per year to identify SORs in its supply chain and gather related information using the CMRT. GF uses a third-party platform to track the collection and status of supplier responses. The information provided in the CMRTs is reviewed against certain validation criteria and the OECD Guidance. Additionally, the CMRTs are checked for completeness and accuracy, and, when appropriate, GF follows up with its In-Scope Suppliers regarding any errors or additional required actions or information. For the year ended December 31, 2025, all 20 In-Scope Suppliers provided a completed CMRT.
GF has established a procedure for evaluating the collected information, which encompasses two aspects: regular tracking of publicly available information regarding its supply chain and an enhanced due diligence process aligned with the OECD Guidance, such as a review of detailed supplier due diligence audit reports, review of supplier policies and procedures and utilizing RMI platforms such as RRA, Material Insights and Global Risk Map.
GF has implemented a Smelter Risk Scoring Procedure relating to its Conﬂict Minerals Policy to assess identified risks within its supply chain. The Smelter Risk Scoring Procedure considers factors such as Geo-Risk, Audit Status and Sourcing Risk to calculate a Risk Rating (low, medium or high) for each SOR identified as being in its supply chain. A comprehensive risk

Exhibit 1.01
assessment is conducted at least annually, and GF monitors risk on an ongoing basis. Any significant changes detected prompt an interim review. These ongoing risk assessments take into account GF’s policies, the OECD Guidance and relevant laws.
The above steps allow GF to stay updated on the status and performance of its suppliers and identify any potential high risks in its supply chain.
C.Implementing a Strategy to Respond to Risks
GF has established a risk mitigation procedure and process. When risks in the supply chain are identified, this process involves communication with senior management, and assigning manager responsibilities with measurable indicators.
GF also engages in a consultative process with affected In-Scope Suppliers and any other stakeholders to develop risk mitigation plan that includes a strategy for measurable risk mitigation.
Measurable indicators are put in place to evaluate the effectiveness of the planned risk mitigation actions, which include a focus on achieving 100% RMAP conformity in the supply chain. Ongoing risk monitoring and management reviews are conducted periodically, seeking to ensure that any deviations from the plan are identified and addressed promptly.
Feedback on CMRTs is given directly to applicable suppliers and educational resources are provided to assist suppliers in corrective action methods or to improve their internal programs, as needed.
Actions may include:
1.Engaging with SORs to request that they participate in an RMAP audit or re-audit.
2.Conducting outreach to suppliers and/or SORs to reinforce the requirement that the SORs complete and close any associated corrective action plan to move back to RMAP conformant status in order to remain in GF’s supply chain.
3.If an SOR continues to not engage, then work with the supplier/s to consider an alternative sourcing of 3TGs.
4.If timely action is not taken by an applicable supplier, suspension or disengagement with the supplier may become necessary.
The program results are shared with the Stewardship Committee to ensure transparency within the Company.
GF stays informed of emerging topics and issues relating to responsible sourcing via participation in the RMI.
D.Third-Party Audit of Supply Chain Due Diligence
GF requires all its 3TG suppliers to only source from 3TG SORs that have been validated by the following third-party audited schemes: RMAP, LBMA, RJC CoC or TI-CMC.
The identified SORs have their due diligence practices audited by independent third parties. GF separately verifies SORs status identified by its suppliers by comparing to the RMI’s list of “Conformant” SORs. As a downstream company, GF does not have direct relationships with SORs and instead relies upon information from these independent third-party audit programs. For this reason, GF’s efforts to determine the mine or location of origin of its necessary 3TG with the greatest possible specificity consists of the due diligence measured described herein.
In addition to SOR audit participation, GF utilizes RBA questionnaires and tools, or equivalent methods, to annually assess its major suppliers’ conformance with the RBA Code and the GF Human Rights Policy principles and to inform GF about supply chain risk indicators, such as generic country / region, product and supply chain risk as well as specific supplier risks, as and if applicable.
GF continues to encourage suppliers to perform RBA Validated Assessment Program (VAP) audits and share their results with GF. RBA VAP audits are comprehensive on-site third-party audits that include confidential worker interviews, audit review of policies, procedures and records, as well as site inspections.
E.Report Annually on Supply Chain Due Diligence
This Conflict Minerals Report is filed with the SEC and will be available after filing on our public website.
Due Diligence Results
The following are the supply chain outreach results of the due diligence conducted by GF for the year ended December 31, 2025.
3TG Supplier count by metal

Mineral	Number of suppliers(1)	Response Rate
Tungsten	10	100%
Tantalum	9	100%
Tin	6	100%
Gold	3	100%
(1)Includes some suppliers that supply more than one 3TG mineral.

Exhibit 1.01
3TG Smelter count by metal

Mineral	Number of Smelters	RMAP/LBMA/RJC Conformant Status
Tungsten	31	100%
Tantalum	24	100%
Tin	45	98%
Gold	88	100%
Smelters and Refiners
Appendix A lists all SORs reported by GF's In-Scope 3TG Suppliers in their 2025 CMRT submissions.
GF validated all SOR data from its In-Scope 3TG Suppliers using audit programs and databases to confirm RMAP conformant status and COO data. As of December 31, 2025, GF had 188 3TG SORs in its supply chain (31 tungsten, 24 tantalum, 88 gold, and 45 tin), which were 99.5% RMAP conformant as of December 31, 2025. One tin smelter was RMAP non-conformant.
Country of Origin Information
Appendix B includes an aggregated list of COO from which the reported SORs collectively source 3TGs, based on reasonable identification of COO data obtained via its third-party provider’s database or other RCOI data, such as the RMI RCOI file.
Risk Mitigation Efforts
As discussed above, GF targets achieving 100% RMAP conformity in its supply chain. The conformant status of known SORs in GF's supply chain is reviewed monthly and annually, and ongoing risk monitoring and management review of the risk mitigation plan occur periodically. As of December 31, 2025, 99.5% of SORs in GF's supply chain were RMAP conformant.
During the course of 2025, three tin and one tungsten SORs became non-conformant with RMI's RMAP standards. The details on these SORs are below:
•During the second quarter of 2025, one tin SOR present in one GF supplier CMRT failed the RMAP assessment and was removed from RMAP’s conformant list. The applicable supplier took action to remove this non-conformant SOR from their supply chain by third quarter 2025.
•During the third quarter 2025, two tin and one tungsten SOR went RMAP non-conformant.
◦One tin SOR was present in one GF supplier CMRT and the supplier removed the SoR from their supply chain in the early fourth quarter of 2025.
◦One tungsten SOR canceled its reassessment and left RMAP. This SOR was present in 2 GF supplier CMRTs, and both impacted suppliers removed the SOR from their supply chain in third quarter 2025.
◦The final tin SOR declined RMAP assistance, did not complete its corrective action program, and was therefore removed from RMAP's conformant list. This SOR was present in 4 GF supplier CMRTs and was removed from the supply chain by three of these suppliers in the third and fourth quarter of 2025. As of December 31, 2025 this SOR remains in the supply chain for one GF supplier and removal efforts continue.
At year-end, only one tin smelter CID002158, as identified in Appendix A as a non-conformant SOR remains in the GF supply chain.
GF will continue to work to remove this one non-conformant smelter from our supply chain. GF will engage with its suppliers, sharing information, providing them training on responsible 3TG sourcing, and encourage suppliers to have due diligence procedures aligned with OECD Guidance for responsible sourcing in place for their supply chain. GF will also continue to strengthen supplier communication to improve data accuracy and completeness.
GF continues to utilize RMI’s Material Insights platform, Global Risk Map and RRA tools to review responsible sourcing risks that are material for 3TG. GF also participates in RMI’s working groups to collaborate with other RMI members in outreach activities to suppliers and to enhance its understanding of minerals’ value chain.
Cautionary Statements
This Conflict Minerals Report includes “forward-looking statements” that reflect our current expectations and views of future events. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995 and include, but are not limited to, statements regarding our sourcing practices and supply chain. These statements are based on current expectations, assumptions, estimates, forecasts, projections and limited information available at the time they are made. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” "outlook," "on track" and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, although not all forward-looking statements contain these identifying words. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, political, regulatory and economic developments, whether in the Covered Countries, the United States or elsewhere,

Exhibit 1.01
the accuracy of the information provided by our suppliers; our ability to identify and mitigate risks in our supply chain; and industry developments relating to supply chain diligence, disclosure and other practices. Any inaccuracy in our assumptions and estimates could affect the realization of the expectations or forecasts in these forward-looking statements.
Although we believe that the expectations reflected in our statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we, nor any other person, assumes responsibility for the accuracy and completeness of these statements. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made and should not be construed as statements of fact. Except to the extent required by federal securities laws, we undertake no obligation to update any information or any forward-looking statements as a result of new information, subsequent events, or any other circumstances after the date hereof, or to reflect the occurrence of unanticipated events. For a discussion of potential risks and uncertainties, please refer to the risk factors and cautionary statements in our 2025 Annual Report on Form 20-F, current reports on Form 6-K and other reports filed with the Securities and Exchange Commission. Copies of our SEC filings are available on our Investor Relations website, investors.gf.com, or from the SEC website, www.sec.gov.

Exhibit 1.01
APPENDIX A
ANNEX I: Smelter and Refiner List of identified SORs of 3TG reported in GlobalFoundries' supply chain for the year ended December 31, 2025.

Metal	Smelter Name	Smelter Facility Location	RMAP Conformance Status
Tungsten	A.L.M.T. Corp.	Japan	Conformant
Gold	Abington Reldan Metals, LLC	United States Of America	Conformant
Gold	Advanced Chemical Company	United States Of America	Conformant
Gold	Agosi AG	Germany	Conformant
Gold	Aida Chemical Industries Co., Ltd.	Japan	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	Conformant
Tin	Alpha Assembly Solutions Inc	United States Of America	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	Conformant
Gold	Asahi Pretec Corp.	Japan	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	Conformant
Gold	Asahi Refining USA Inc.	United States Of America	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	Conformant
Gold	Aurubis AG	Germany	Conformant
Tin	Aurubis Beerse	Belgium	Conformant
Tin	Aurubis Berango	Spain	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	Conformant
Gold	Boliden Ronnskar	Sweden	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	Conformant
Gold	Chimet S.p.A.	Italy	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Gold	Chugai Mining	Japan	Conformant
Gold	Coimpa Industrial LTDA	Brazil	Conformant
Tin	CRM Synergies	Spain	Conformant
Tungsten	Cronimet Brasil Ltda	Brazil	Conformant
Tantalum	D Block Metals, LLC	United States Of America	Conformant
Gold	Dowa	Japan	Conformant
Tin	Dowa	Japan	Conformant
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	Conformant
Gold	Elite Industech Co., Ltd.	Taiwan, Province Of China	Conformant
Tin	EM Vinto	Bolivia (Plurinational State Of)	Conformant
Tin	Estanho de Rondonia S.A.	Brazil	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	Conformant
Tin	Fenix Metals	Poland	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	Conformant
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant

Exhibit 1.01

Metal	Smelter Name	Smelter Facility Location	RMAP Conformance Status
Gold	GG Refinery Ltd.	Tanzania, United Republic Of	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	Conformant
Tantalum	Global Advanced Metals Boyertown	United States Of America	Conformant
Tungsten	Global Tungsten & Powders LLC	United States Of America	Conformant
Gold	Gold by Gold Colombia	Colombia	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	Conformant
Gold	Heimerle + Meule GmbH	Germany	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Conformant
Gold	Heraeus Germany GmbH Co. KG	Germany	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	Conformant
Tungsten	Hubei Green Tungsten Co., Ltd.	China	Conformant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
Gold	Istanbul Gold Refinery	Turkey	Conformant
Gold	Italpreziosi	Italy	Conformant
Gold	Japan Mint	Japan	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Conformant
Gold	Kazzinc	Kazakhstan	Conformant
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Viet Nam	Conformant
Tungsten	Kennametal Fallon	United States Of America	Conformant
Tungsten	Kennametal Huntsville	United States Of America	Conformant
Gold	Kennecott Utah Copper LLC	United States Of America	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	Conformant
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	Conformant
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	Conformant
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China	Conformant
Gold	LS MnM Inc.	Korea, Republic Of	Conformant
Gold	LT Metal Ltd.	Korea, Republic Of	Conformant
Tin	Luna Smelter, Ltd.	Rwanda	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Conformant
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
Tungsten	Masan High-Tech Materials	Viet Nam	Conformant
Gold	Materion	United States Of America	Conformant
Tantalum	Materion Newton Inc.	United States Of America	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Conformant

Exhibit 1.01

Metal	Smelter Name	Smelter Facility Location	RMAP Conformance Status
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	Conformant
Tin	Metallic Resources, Inc.	United States Of America	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	Conformant
Gold	Metalor Technologies S.A.	Switzerland	Conformant
Gold	Metalor USA Refining Corporation	United States Of America	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The	Conformant
Tin	Minsur	Peru	Conformant
Gold	Mitsubishi Materials Corporation	Japan	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Gold	MKS PAMP SA	Switzerland	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	Conformant
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	Conformant
Gold	NH Recytech Company	Korea, Republic Of	Conformant
Tungsten	Niagara Refining LLC	United States Of America	Conformant
Gold	Nihon Material Co., Ltd.	Japan	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Conformant
Tantalum	NPM Silmet AS	Estonia	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	PT Bangka Prima Tin	Indonesia	Conformant
Tin	PT Cipta Persada Mulia	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	Conformant
Tin	PT Premium Tin Indonesia	Indonesia	Conformant
Tin	PT Prima Timah Utama	Indonesia	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	Conformant
Tin	PT Rajehan Ariq	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Gold	PX Precinox S.A.	Switzerland	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	Conformant
Gold	REMONDIS PMR B.V.	Netherlands	Conformant
Tin	Resind Industria e Comercio Ltda.	Brazil	Conformant
Gold	Royal Canadian Mint	Canada	Conformant
Tin	Rui Da Hung	Taiwan, Province Of China	Conformant
Gold	SAFINA A.S.	Czechia	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	Spain	Conformant

Exhibit 1.01

Metal	Smelter Name	Smelter Facility Location	RMAP Conformance Status
Gold	Shandong Gold Smelting Co., Ltd.	China	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Conformant
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Conformant
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Conformant
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	Conformant
Tin	Super Ligas	Brazil	Conformant
Gold	T.C.A S.p.A	Italy	Conformant
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	Conformant
Tantalum	TANIOBIS GmbH	Germany	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	Conformant
Tin	Tin Technology & Refining	United States Of America	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	Conformant
Gold	TOO Tau-Ken-Altyn	Kazakhstan	Conformant
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
Gold	United Precious Metal Refining, Inc.	United States Of America	Conformant
Gold	Valcambi S.A.	Switzerland	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	Conformant
Gold	WIELAND Edelmetalle GmbH	Germany	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	Conformant
Tin	Woodcross Smelting Company Limited	Uganda	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	Conformant
Gold	Yamakin Co., Ltd.	Japan	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Conformant
Gold	Yokohama Metal Co., Ltd.	Japan	Conformant
*Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Non-Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
* Non- Conformant Tin smelter is remaining in one supplier's supply chain as of year end December 31, 2025.

Exhibit 1.01
Appendix B
ANNEX II: Countries of Origin of 3TG
Note: Countries that do not contain physical mine locations have been included as they are a source of recycled/scrap materials

Albania	Ecuador	Liechtenstein	Sierra Leone
Andorra	Egypt	Lithuania	Singapore
Angola	El Salvador	Luxembourg	Slovakia
Argentina	Eritrea	Madagascar	South Africa
Armenia	Estonia	Malaysia	South Sudan
Australia	Ethiopia	Mali	Spain
Austria	Fiji	Mauritania	Sudan
Azerbaijan	Finland	Mexico	Suriname
Belarus	France	Mongolia	Sweden
Belgium	Georgia	Morocco	Switzerland
Benin	Germany	Mozambique	Taiwan
Bermuda	Ghana	Myanmar	Tajikistan
Bolivia	Guatemala	Namibia	Tanzania*
Botswana	Guinea	Netherlands	Thailand
Brazil	Guyana	New Zealand	Turkey
Bulgaria	Honduras	Nicaragua	Uganda*
Burkina Faso	Hong Kong	Niger	United Arab Emirates
Burundi*	Hungary	Nigeria	United Kingdom
Cambodia	India	Oman	United States
Canada	Indonesia	Panama	Uruguay
Central African Republic	Ireland	Papua New Guinea	Uzbekistan
Chile	Israel	Peru	Viet Nam
China	Italy	Philippines	Zambia*
Colombia	Japan	Poland	Zimbabwe
Congo*	Jersey	Portugal
Cyprus	Kazakhstan	Russian Federation**
Democratic Republic of Congo*	Kenya	Rwanda*
Djibouti	Korea	Saudi Arabia
Dominica	Kyrgyzstan	Senegal
Dominican Republic	Liberia	Serbia
* The DRC or an adjoining country.
** Any minerals are in the global supply chain in accordance with applicable sanction laws.